As filed with the Securities and Exchange Commission on May 27, 2011
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

Salisbury Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Connecticut	06-1514263
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

_____________________

5 Bissell Street
Lakeville, Connecticut	06039
(Address of Principal Executive Offices)	(Zip Code)

Salisbury Bancorp, Inc. 2011 Long Term Incentive Plan
 (Full title of the plan)
_____________________

Richard J. Cantele, Jr.	B. Ian McMahon
President & Chief Executive Officer	Chief Financial Officer
Salisbury Bancorp, Inc.	Salisbury Bancorp, Inc.
5 Bissell Street	5 Bissell Street
Lakeville, Connecticut 06039	Lakeville, Connecticut 06039

(Name and address of agent for service)
_____________________

(860) 435-9801
(Telephone number, including area code, of agent for service)
_____________________

Copy to:

J. J. Cranmore, Esq.
Thomas A. Klee, Esq.
Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, Connecticut 06114
(860) 522-9100
_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company’ in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

_____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	84,000(1)	$25.00(2)	$2,100,000	$243.81

(1)This Registration Statement also covers an indeterminate number of additional shares of common stock as may be issued pursuant to the anti-dilution provisions of the Salisbury Bancorp, Inc. 2011 Long Term Incentive Plan.

(2)Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, estimated based on high and low prices of the Common Stock as reported on the NYSE AMEX Equities Market on May 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given by Salisbury Bancorp, Inc. (the "Corporation") to participants in the Corporation's 2011 Long Term Incentive Plan (the “Plan”), as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), and are not filed as part of this registration statement pursuant to the Note to Part I of Form S-8.  The Corporation will provide to participants a written statement advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference herein by Item 3 of Part II of this registration statement, stating that these documents are incorporated by reference in the Section 10(a) prospectus, as is required by Item 2 of Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this registration statement:

(a)The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since December 31, 2010; and

(d)The description of the Corporation’s common stock contained in Form S-4, filed April 23, 1998 and the description of the Corporation’s preferred stock contained in Forms 8-K filed March 11, 2009 and March 19, 2009 and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering made hereby .

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.Description of Securities.

This Item is not applicable.

Item 5.Interests of Named Experts and Counsel.

This Item is not applicable.

Item 6.Indemnification of Directors and Officers.

The Corporation is a Connecticut corporation subject to the applicable indemnification provisions of the Connecticut Business Corporation Act (the "CBCA"). The following is qualified in its entirety by reference to Sections 33-770 to 33-779, inclusive, of the CBCA, the Corporation’s Certificate of Incorporation and the Corporation’s Amended and Restated Bylaws.

The CBCA provides for four (4) types of indemnification: permissible; mandatory; obligatory; and court ordered.  Permissible indemnification for a director requires the director's conduct to have been taken in good faith and in the reasonable belief that such conduct was in the best interest of the Corporation.  Mandatory indemnification is required under the CBCA regardless of the provisions of a corporation's certificate of incorporation or bylaws only when the director has been "wholly successful on the merits or otherwise, in the defense of an action to which he was a party because he is or was a director."  Obligatory indemnification occurs by reason of specific provisions in a certificate of incorporation, bylaw, board resolution or contract.  Court ordered indemnification arises when a court orders indemnification based upon its finding that mandatory indemnification or obligatory indemnification exists or because the court concludes that it would be fair and reasonable to indemnify the director.

Sections 33-771 and 33-776 of the CBCA permit the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the Corporation against liability incurred in a proceeding to which such individual is a party.  In the case of actions brought by or in the right of the Corporation, Section 33-771(d) provides for indemnification only of reasonable expenses, and only upon a determination by a court of competent jurisdiction or the court in which such action or suit was brought.

Article Seventeenth of the Corporation’s Certificate of Incorporation and Article V of the Corporation’s Amended and Restated Bylaws provide that the Corporation shall indemnify its directors, officers, employees and agents to the maximum extent permitted or required by the CBCA.

Article Ninth of the Corporation’s Certificate of Incorporation provides that the personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to the amount of compensation received by such director for serving the Corporation during the year of the violation if such breach did not (1) involve a knowing and culpable violation of law; (2) enable the director or an associate as defined in Section 33-840 of the CBCA to receive improper personal economic gain; (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation; (4) constitute a sustained and unexcused pattern of inattention that amounts to an abdication of duty; or (5) create liability for unlawful distribution under Section 33-757 of the CBCA or under Section 36a-58 of the Connecticut Banking Law.  The limitation, however, does not affect the ability of the Corporation or its shareholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty.

Item 7.Exemption From Registration Claimed.

This Item is not applicable.

Item 8.Exhibits.

Exhibit No.	Description

4.1.1	Certificate of Incorporation of Salisbury Bancorp, Inc. (incorporated by reference to Exhibit 3.1 in the Corporation’s Registration Statement on Form S-4 filed April 23, 1998 (File No. 333-50857)).

4.1.2
Certificate of Amendment to Certificate of Incorporation of Salisbury Bancorp, Inc. (incorporated by reference to Exhibit 3.1 in the Corporation’s Current Report on Form 8-K filed March 11, 2009 (File No. 0-24751)).

4.1.3
Certificate of Amendment to Certificate of Incorporation of Salisbury Bancorp, Inc. (incorporated by reference to Exhibit 3.1 in the Corporations’s Current Report on Form 8-K filed March 19, 2009 (File No. 0-24751)).

4.2
Amended and restated By-Laws of Salisbury Bancorp, Inc., as of March 13, 2009 (incorporated by reference to Exhibit 3.2 in the Corporation’s Current Report on Form 8-K filed March 19, 2009 (File No. 0-24751)).

5.1	Opinion of Cranmore, FitzGerald & Meaney as to the legality of the securities being registered.

23.1	Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 5.1).

23.2	Consent of Shatswell, MacLeod & Company, P.C.

24.1	Powers of Attorney (included in the signature page of this registration statement).

99.1
Salisbury Bancorp, Inc. 2011 Long Term Incentive Plan (incorporated by reference to Annex A in the Corporation’s Definitive Proxy Statement on Schedule 14A relating to the 2011 Annual Meeting of Shareholders filed April 14, 2011 (File No. 0-24751)).

Item 9.Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lakeville, State of Connecticut, on this 27th day of May, 2011.

Salisbury Bancorp, Inc.
[REGISTRANT]

By: /s/ Richard J. Cantele, Jr.
Richard J. Cantele, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Richard J. Cantele, Jr. and B. Ian McMahon and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with the Securities and Exchange Commission, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

_____________________

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard J. Cantele, Jr. Richard J. Cantele, Jr.	President, Chief Executive Officer and Director	May 27, 2011
/s/ Louis E. Allyn, II Louis E. Allyn, II	Director	May 18, 2011
/s/ Arthur J. Bassin Arthur J. Bassin	Director	May 18, 2011
/s/ Louise F. Brown Louise F. Brown	Director	May 18, 2011
/s/ Robert S. Drucker Robert S. Drucker	Director	May 18, 2011
/s/ Nancy F. Humphreys Nancy F. Humphreys	Director	May 18, 2011
/s/ Holly J. Nelson Holly J. Nelson	Director	May 18, 2011
/s/ John F. Perotti John F. Perotti	Director	May 18, 2011
/s/ Michael A. Varet Michael A. Varet	Director	May 18, 2011
/s/ B. Ian McMahon B. Ian McMahon	Chief Financial Officer and Chief Accounting Officer	May 27, 2011